Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-281885 and 333-277671) on Form S-3 and (No. 333-271045) on Form S-8 of TXO Partners, L.P. of our reports dated November 13, 2024, with respect to the consolidated financial statements of Eagle Mountain Energy Partners, L.L.C. and subsidiaries, which reports appear in the Form 8-K/A TXO Partners, L.P. dated November 13, 2024.

/s/ KPMG LLP

Dallas, Texas

November 13, 2024